Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-258266

$750,000,000

5.30% First and Refunding Mortgage Bonds,

Series 2023A, Due 2028

SUMMARY OF TERMS

Security:	5.30% First and Refunding Mortgage Bonds, Series 2023A, Due 2028 (the “Series 2023A Bonds”)

Issuer:	Southern California Edison Company

Principal Amount:	$750,000,000

Expected Ratings of Securities*:	A2 / A- / BBB+ (Stable / Stable / Positive) (Moody’s / S&P / Fitch)

Trade Date:	February 27, 2023

Settlement Date**:	March 2, 2023 (T+3)

Maturity:	March 1, 2028

Benchmark US Treasury:	4.000% due February 29, 2028

Benchmark US Treasury Price:	99-07 1⁄4

Benchmark US Treasury Yield:	4.173%

Spread to Benchmark US Treasury:	T + 115 bps

Reoffer Yield:	5.323%

Coupon:	5.30%

Coupon Payment Dates:	March 1 and September 1

First Coupon Payment Date:	September 1, 2023 (short first coupon)

Public Offering Price:	99.900% of Principal Amount

Optional Redemption:

Callable at any time prior to February 1, 2028, in whole or in part, at a “make whole” premium of 20 bps, plus accrued and unpaid interest thereon to but excluding the date of redemption.

At any time on or after February 1, 2028, callable, in whole or in part, at 100% of the principal amount of the bonds being redeemed plus accrued and unpaid interest thereon to but excluding the date of redemption.

CUSIP/ISIN:	842400 HU0 / US842400HU08

Joint Book-running Managers:

BNP Paribas Securities Corp. (“BNP PARIBAS”)

J.P. Morgan Securities LLC (“J.P. Morgan”)

SMBC Nikko Securities America, Inc. (“SMBC Nikko”)

Wells Fargo Securities, LLC (“Wells Fargo”)

BMO Capital Markets Corp.

BNY Mellon Capital Markets, LLC

TD Securities (USA) LLC

Co-managers:	Academy Securities, Inc. AmeriVet Securities, Inc. Apto Partners, LLC Blaylock Van, LLC Cabrera Capital Markets LLC MFR Securities, Inc. R. Seelaus & Co., LLC Siebert Williams Shank & Co., LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Series 2023A Bonds on the Trade Date will be required, by virtue of the fact that the Series 2023A Bonds initially will not settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, BNP PARIBAS, J.P. Morgan, SMBC Nikko or Wells Fargo can arrange to send you the prospectus if you request it by calling BNP PARIBAS at 1-800-854-5674, J.P. Morgan at 1-212-834-4533, SMBC Nikko at 1-888-868-6856 (toll free) or Wells Fargo at 1-800-645-3751.